EXHIBIT 17

Board of Directors

Equinox International, Inc.

3300 South Decatur, #10542

Las Vegas NV 89102

Re: Resignation

I hereby resign from all my positions with the Company, including Vice President, Secretary and Director on its Board of Directors of Equinox International, Inc. (the “Registrant”), effective as of the below date. As of the date of this resignation, I do not have any disagreement with the Registrant relating to its operations, policies or practices.

Dated: December 24, 2009
/s/ Elena Dannikova
Elena Dannikova